EXHIBIT 16.1

November 15, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	flooidCX Corp. Commission File Number: 000-55965 CIK #0001609988

Dear Ladies and Gentlemen:

We have read the Company’s disclosures set forth in Item 4.02 “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Company’s Current Report on Form 8-K dated November 11, 2022 the “Current Report”) and agree with the disclosures in the Current Report, insofar as it pertains to our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP